Exhibit 99.1

Tivic Health Reports White House Briefing and FDA Meetings Secured Positive Interest in Potential Military and Defense Applications of its Product Candidates

Senior Level Meetings Included Discussion of Tivic’s TLR5 and Vagus Nerve Stimulation Programs

FREMONT, Calif. – April 22, 2025– Tivic Health® Systems, Inc. (Nasdaq: TIVC), a diversified therapeutics company, announced today that it provided briefings to senior leadership at the White House and FDA which garnered significant positive interest in potential military and defense applications for its biologic and bioelectronic product candidates. Both meetings were held in Washington D.C. on April 17th.

The U.S. Government, through agencies including BARDA, NASA, Defense Threats Reduction Agency, Department of the Army, and the Department of Defense, has previously provided significant funding to the development of Tivic’s TLR5 program, including the lead product candidate Entolimod™.

Tivic’s educational briefing to the White House covered the program’s background and the need for advanced treatments for acute radiation syndrome in the United States and allied countries. Additionally, the participants discussed improvements possible in treating radiation damage via the TLR5 pathway, a key part of the innate immune system which is critically important to how our bodies recognize and respond to infections, autoimmune dysfunction and cancer.

In a separate meeting with the senior leadership of the FDA, the company discussed the potential for expedited pathways and support for export opportunities for Entolimod™, for Entolasta™ (a second generation TLR5 agonist) and for Tivic’s non-invasive cervical vagus nerve stimulation (ncVNS) technology.

The company’s meeting with FDA leadership explored expedited pathways to approval for Entolimod and Entolasta. The discussions also included an overview of Tivic Health’s ncVNS program, which is advancing medical devices to provide treatments for inflammatory, cardiac and neurologic disorders. In particular, vagus nerve stimulation has shown strong potential in the treatment of post-traumatic stress disorder (PTSD), one of several neurologic areas of strong interest to military and defense organizations globally. Tivic’s ncVNS program has clinical studies underway and the company received positive feedback on expedited pathways such as breakthrough device designations following completion of relevant clinical work.

“We deeply appreciated the opportunity to discuss the importance of our clinical pipeline in potentially protecting and healing both active and retired military personnel, first responders, as well as U.S. citizens and our allies,” stated Jennifer Ernst, CEO of Tivic. “While these meetings were informal in nature, we expect to continue these discussions as Entolimod and our ncVNS medical programs progress toward potential FDA approval.”

Michael Handley, the company’s COO and President, Tivic Biopharma, added, “We believe that Entolimod, in particular, is well positioned to fill a critical gap in treating exposure to ionizing radiation and offers several potential advantages over existing approved drugs in the category. For example, a single dose has demonstrated protective attributes for GI tract function and hemopoietic cells. And, with respect to our ncVNS program, we expect several of the potential indications to be of particular interest to the veteran population. These meetings deepened understanding of both programs with key influential stakeholders.”

About Tivic Health Systems, Inc.

Tivic Health is a diversified therapeutics company harnessing the power of the immune and autonomic nervous systems to fight disease and restore health. Tivic Health’s bioelectronic program is developing non-invasive medical devices that personalize key stimulation parameters for the vagus nerve to deliver meaningfully improved effects on measures of the autonomous nervous system compared to current treatments, which are often invasive, ineffective or both.

Tivic Health’s biopharma program’s lead product candidate is the TLR5 agonist, Entolimod™, which is in late-stage studies to treat acute radiation syndrome. The FDA has granted Fast Track and Orphan Drug designation to Entolimod™ for ARS. Tivic is also preparing to file an investigational new drug (IND) application and to initiate a phase 2 clinical study for Entolimod™ for the treatment of Neutropenia.

TLRs are a class of protein that plays a key role in the innate immune system. We believe that Entolimod’s mechanism of action provides unique, highly sought-after attributes in the treatment of indications in addition to ARS and Neutropenia. Tivic has the option to license three additional indications: Lymphocyte exhaustion, Immunosenescence, and chronic radiation syndrome.

Tivic Health already has an FDA-approved over-the-counter device, ClearUP®, that treats sinus pain and pressure and is available through online retailers and commercial distributors. For more information about Tivic Health, visit: https://ir.tivichealth.com

Forward-Looking Statements

This press release may contain “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Tivic Health Systems Inc.’s current expectations and are subject to inherent uncertainties, risks, and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate, including as a result of Tivic Health’s interactions with and guidance from the FDA; the failure to obtain FDA clearances or approvals and noncompliance with FDA regulations; the company’s future development of its ncVNS treatment, Entolimod and Entolasta; changes to the company’s business strategy; timing and success of clinical trials and study results; regulatory requirements and pathways for approval; consummation of any strategic transactions; the company’s need for, and ability to secure when needed, additional working capital; and the company’s ability to maintain its Nasdaq listing. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. Accordingly, you are cautioned not to place undue reliance on such forward-looking statements. For a discussion of risks and uncertainties relevant to the company, and other important factors, see Tivic Health’s filings with the SEC, including, its Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 21, 2025, under the heading “Risk Factors”, as well as the company’s subsequent filings with the SEC. Forward-looking statements contained in this press release are made as of this date, and the company undertakes no duty to update such information except as required by applicable law.

# # #

Investor Contact:

Hanover International, Inc.

ir@tivichealth.com